Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made as of January 9, 2006 between Mark W. Geene (“Employee”) and InfoNow Corporation, a Delaware corporation (the “Company”).

Recital

The Company and the Employee are parties to that certain Employment Agreement dated as of September 27, 2005 (the “Employment Agreement”).  The parties wish to amend Section 2 of the Employment Agreement.

Agreement

For good and valuable consideration, the parties agree as follows:

1.             Section 2 shall be amended in its entirety to read as follows:

Capacity and Duties.  Employee shall be employed by the Company as its Chief Executive Officer.  During his employment Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Chairman of the Board of Directors of the Company.  Employee shall devote his entire working time, attention and energies to the business of the Company. His actions shall be such that they do not discredit the Company or its products and services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, Employee shall not engage in any other business activity or activities that require significant personal services by Employee or that, in the judgment of the board of directors, may conflict with the proper performance of Employee’s duties hereunder.

2.             The Employment Agreement as amended by this Amendment will continue in full force and effect.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INFONOW CORPORATION

By:	/s/ Jeffrey D. Peotter
Name: Jeffrey D. Peotter
Title: Chairman of the Board of Directors

EMPLOYEE

/s/ Mark W. Geene
Mark W. Geene